EXHIBIT 99.1



     FOR IMMEDIATE RELEASE


                     KING WORLD ANNOUNCES DEPARTURE OF
                     _________________________________

          PRESIDENT AND CHIEF OPERATING OFFICER, JULES HAIMOVITZ
          ______________________________________________________


LOS ANGELES, CA, JULY 24, 1998 -- King World Productions, Inc. announced today that Jules Haimovitz, its President and Chief Operating Officer, has left the Company. Mr. Haimovitz will continue to serve as a consultant to King World through September 1998 to assist in the orderly transition of his responsibilities. Michael King, Vice Chairman and Chief Executive Officer of King World, will serve as interim Chief Operating Officer pending the appointment of Mr. Haimovitz's successor.

In making the announcement, King World Chairman Roger King stated, "All of us at King World continue to have high regard for Jules's executive talents and wish him well in all his future endeavors."

"My tenure at King World has been a great experience, and it was an excit ing time to be part of an extraordinary company," said Haimovitz. "It has also been an honor to work with Roger and Michael King, for whom I continue to have great respect."

King World is the leading worldwide distributor of first-run programming, including WHEEL OF FORTUNE, JEOPARDY! And THE OPRAH WINFREY SHOW, the three highest-rated, first-run strips in syndication. The Company produces and distributes the syndicated newsmagazine INSIDE EDITION, and distributes the MR. FOOD insert and a library of feature films and television programs. It will also co-produce and distribute THE ROSEANNE SHOW and HOLLYWOOD SQUARES, both of which are scheduled to premiere on September 14, 1998, and THE MARTIN SHORT SHOW, which is being launched for possible premiere in Fall 1999. The Company's barter subsidiary, King
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World Media Sales, sells national advertising time in King World and other
TV programming. Another subsidiary, King World Direct, is a worldwide, full-service, direct marketing company.



 For further information, contact:Naomi Graham
     KING WORLD
     (212) 315-4000

     Jeff Lloyd
     Linda Press
     SITRICK & CO.
     (310) 788-2850